As filed with the Securities and Exchange Commission on May 10, 1996
                    --Registration No. 33-__________


                                    FORM S-3

                       SECURITIES AND EXCHANGE COMMISSION

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  IMATRON INC.
                 (Exact name of issuer specified in its charter)

                New Jersey                         94-2880078
          (State of incorporation)     (I.R.S. Employer Identification No.)
                            --------------------

                           389 Oyster Point Boulevard
                      South San Francisco, California 94080
                                 (415) 583-9964
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                             --------------------

                                 S. Lewis Meyer
                      President and Chief Executive Officer
                                  Imatron Inc.
                           389 Oyster Point Boulevard
                      South San Francisco, California 94080
                                 (415) 583-9964
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              Roger S. Mertz, Esq.
                                Severson & Werson
                       One Embarcadero Center, 25th Floor
                         San Francisco, California 94111
                       ----------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ( X )

                         CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------

Title of Each Class     Amount to Be        Proposed Maximum         Proposed Maximum         Amount of
of Securities to Be     Registered          Offering Price Per       Aggregate Offering      Registration Fee
Registered                                      Share                    Price


Common Stock              2,645,144          $3.77 (1)                $9,972,193 (1)             $3,439
                          Shares
- ------------------------------------------------------------------------------

     (1) Estimated pursuant to Rule 457(c) solely for purposes of determining the registration fee, based on the average of the high and low sales prices on April 30, 1996, as reported on the NASDAQ National Market System.


The Registrant hereby amends this Registration Statement on such date or date(s) as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MAY 10, 1996

                                   PROSPECTUS

                                2,645,144 Shares

                                  IMATRON INC.

                            Common Stock No Par Value

         This Prospectus relates to the sale of up to 2,645,144 shares of Common Stock, no par value, of Imatron Inc. (the "Company") by shareholders of the Company (the "Selling Shareholders"). A total of 73,448 shares are currently issued and outstanding (the "Outstanding Shares"); a total of 2,571,696 shares are issuable upon the exercise of outstanding warrants (the "Warrants") (the
"Warrant Shares"). All of the Outstanding Shares and the Warrants were previously issued by the Company to the Selling Shareholders in private transactions. The Outstanding Shares and the Warrant Shares are collectively referred to in this Prospectus as the "Shares." The Selling Shareholders intend to sell the Shares from time to time in open market and/or private sales, or by any other appropriate method.

     The Company will receive proceeds upon the exercise of the Warrants by the Selling Shareholders, but will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration (but not the sale) of the Shares.

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."
                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The Date of this Prospectus is May 10, 1996

                                TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  3

THE COMPANY.................................................................  4

RISK FACTORS................................................................  5

USE OF PROCEEDS............................................................. 12

OFFERING PRICE.............................................................. 12

SELLING SHAREHOLDERS.........................................................12

PLAN OF DISTRIBUTION........................................................ 15

EXPERTS..................................................................... 15

LEGAL OPINION............................................................... 15

                             AVAILABLE INFORMATION

         Imatron Inc. ("Imatron" or the "Company") is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and Room 1102, 26 Federal Plaza, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Shares of the Company's Common Stock are traded on the NASDAQ National Market System under the symbol "IMAT." Information concerning the Company may also be obtained by contacting NASDAQ/NMS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed March 29, 1996 (File No. 0-12405) and all amendments thereto; the Company's definitive Proxy Statement filed pursuant to Section 14 of the Exchange Act in connection with the annual meeting of shareholders held on June 28, 1996, filed April 29, 1996; and the description of the Company's Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description, are hereby incorporated by reference into this Prospectus. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents, except the Board Compensation Committee Report on Executive Compensation and the Performance Graph included in the Proxy Statement pursuant to Item 402(k) and (l) of Regulation S-K. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Registration Statement filed with the Commission under the Exchange Act with respect to the Common Stock offered by the Prospectus, other than certain exhibits to such documents. Such requests should be directed to the Chief Financial Officer, Imatron Inc., 389 Oyster Point Boulevard, South San Francisco, California 94080, telephone number (415) 583-9964.

                                   THE COMPANY

         Imatron is a technology-based company principally engaged in the business of designing, manufacturing, and marketing a high performance computed tomography (CT) scanner that uses a scanning electron beam. CT refers to a diagnostic imaging device in which cross-sectional (tomographic) images of a patient's anatomy are acquired from multiple intensity readings taken as an x-ray source rotates around the patient. Ultrafast CT technology is more than 20 times faster than conventional computed tomography, enabling users to perform certain tests involving organs in motion (e.g. the heart) that no other medical imaging equipment is able to perform.

         For over a decade, the scanner has been used in large and mid-sized hospitals and free standing imaging clinics. The Company also provides service, parts, and maintenance to hospitals and clinics that operate its scanners. The technological advantage provided by high-speed tomography now provides Imatron the opportunity to develop a new and additional market, by performing simple, low cost, non-invasive screening to detect the earliest signs of heart disease by means of the Coronary Artery Scan ("CAS"). This vast new market involves activity in both diagnostic services and equipment manufacturing.

         The Company is also engaged in the related businesses of performing research and development for itself and others in the field of CT devices and of licensing its patents and know-how in the field of imaging sciences.

         Imatron was incorporated in New Jersey in February, 1983. Its executive offices are located at 389 Oyster Point Boulevard, South San Francisco, California 94080, and its telephone number is (415) 583-9964.

         In 1993, Imatron organized HeartScan Imaging, Inc. as a wholly-owned subsidiary to develop and operate a network of company-owned coronary artery disease risk assessment centers in cooperation and conjunction with the established medical (primarily cardiology) community in specific metropolitan areas. In that same year, HeartScan opened a test facility adjacent to Imatron's headquarters. In July, 1995, it opened its first coronary artery disease risk assessment center in Seattle, Washington. In January, 1996, it opened its second facility in Houston, Texas. It plans to open similar facilities in Washington, D.C. and Pittsburgh, Pennsylvania, in May, 1996. HeartScan's centers deliver the CAS diagnostic test together with other risk factor tests in a manner consistent with established channels of patient referral, as well as with the new channels of patient referral being created by health care reform and the growth of managed-care systems.

        A significant component of HeartScan's approach is to offer the CAS procedure and a full battery of coronary artery disease risk assessment testing to consumers without necessarily requiring a physician's referral, an approach designed to result in more rapid acceptance of the test and a shorter return on the investment cycle. This is achieved by means of two broad and mutually supportive approaches - increasing the number of coronary artery disease risk assessment centers in operation, which in turn, both directly and indirectly, increases the demand for Imatron's C-150/Evolution scanner currently in distribution. HeartScan management believes that the market for coronary artery disease risk assessment centers is very large and that HeartScan's comprehensive heart disease screening approach is both revolutionary and highly effective.

     HeartScan Imaging, Inc. was incorporated in Delaware in April, 1993. Its executive offices are currently co-located with those of Imatron Inc. at 389 Oyster Point Boulevard, South San Francisco, California 94080, and its telephone number is (415) 583-9964.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Prospective investors may lose all or a part of their investment.
Consequently, the following factors, in addition to the other information contained in this Prospectus, should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby:

         Short Operating History. Imatron was incorporated in February, 1983 and in April, 1983 became the successor to Imatron Associates, a limited partnership established in February, 1981. Imatron operated as a development-stage company until the fourth quarter of 1984, at which time it recognized its initial sale of an ULTRAFAST CT(R) scanner. Imatron incurred losses each quarter from inception in February, 1981 through December 31, 1990. Its first recorded profitable year was the year ended December 31, 1991 during which a $4,000,000 payment for the licensing of technology to Siemens Corporation was received. The Company incurred net losses of $2,871,000 and $6,523,000 in the years ended December 31, 1993 and 1992, respectively. 1994 was the Company's first year of profit from operations. In 1995, the Company incurred a net loss of $2,449,000. There is no assurance that Imatron can return to profitable operations in the future. In the past, Imatron has funded its losses primarily through the sale of securities in two public offerings and a number of private placements, through the exercise of options and warrants, through the 1991 license for medical uses of its electron-beam technology to Siemens Corporation, and through revolving lines of credit. In 1995, the Company raised $9,882,000 (net of offering costs) in two offerings of Common Stock to certain institutional investors. The Company has an accumulated deficit of $57,557,000.

         Management believes that cash, cash equivalents and short-term investments existing at December 31, 1995 and the estimated proceeds from ongoing sales of products and services in 1996 will provide the Company with sufficient cash for operating activities and capital requirements through December 31, 1996.

         Need for Additional Financing. To satisfy the Company's future capital and operating requirements, profitable operations or additional public or private financing will be required. If future public or private financing is required by the Company, holders of the Company's securities may experience dilution. If such financing cannot be obtained, the Company may seek to sell or license additional portions of its technology, to sell some or all of its other assets or to merge with another company. In addition, HSI will need substantial additional financing to fund its plan to own and operate CAS clinics. To date HSI has been unable to raise such funds and has relied upon the Company for financing. In the event HSI cannot raise such funds it will have to curtail its expansion activities.

         Material Dependence Upon Key Personnel. The Company has been and will continue to be materially dependent upon the technical expertise of its engineering management personnel. The loss of a significant number of such personnel would have a materially adverse effect upon the Company's business and future prospects. The Company does not maintain key-man life insurance.

         High Cost of Scanner. The distributor list price of Imatron's ULTRAFAST CT scanner is significantly higher than that of commercially available conventional CT scanners and higher than the price of "top-of-the-line" scanners. Such pricing may limit the market for Imatron's product. Potential customers' budgetary limitations, including those imposed by government regulation, may often compel the purchase of lower cost, conventional CT scanners.

         Limited Clinical Demonstration of Certain Advantages of Company's Scanner. The Company's scanners have been used in a clinical environment on humans since April, 1983. Clinical use of the C-100 XL scanner model began in February 1989 and twenty-seven C-150 scanners are currently installed in a clinical setting. The Company believes that market acceptance of the ULTRAFAST CT scanner continues to depend in substantial part upon the clinical demonstration of certain asserted technological advantages and diagnostic capabilities. There is no assurance that these advantages will result in the development of a significant market for the ULTRAFAST CT that will allow the Company to operate profitably.

         Product Liability Risks. As a manufacturer and marketer of medical diagnostic equipment, the Company is subject to potential product liability claims. For example, the exposure of normal human tissue to x-rays, which is inherent in the use of CT scanners for diagnostic imaging, may result in potential injury to patients, thereby subjecting the Company to possible liability claims. The Company presently maintains primary and excess product liability insurance with aggregate limits of $5,000,000 per occurrence. No assurance can be given that the Company's product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable cost or that it will prove sufficient to pay any claims that may arise.

         Reliance On Patents And Proprietary Technology. Imatron relies heavily on proprietary technology which it attempts to protect through patents and trade secrets.

         In February 1981, the Company was granted the exclusive use for five years and non-exclusive use thereafter of certain technology and a patent pending owned by the University of California (UC) under the terms of a license agreement between UC and Emersub, a wholly-owned subsidiary of a former principal shareholder of the Company, and a sublicense agreement between Emersub and Imatron Associates (the predecessor to the Company), respectively. In June

1986, the license and sublicense agreements were amended to extend the Company's exclusive use of the technology through the remaining 9-year life of the patent in exchange for modified minimum annual royalty payments. Under the terms of Emersub's license with UC, Emersub was obligated to make certain additional payments in connection with the license. In October 1990, pursuant to subsequent amendments of the license and sublicense agreements, the Company issued an aggregate of 132,813 shares of Series A Preferred Stock to UC and Emersub in satisfaction of this obligation. The University of California converted their 125,000 Series A Preferred Stock into 625,000 common stock shares in 1993. Emersub converted their 7,813 Series A Preferred Stock into 39,065 common stock shares in September 1995.

         In addition, the sublicense agreement, as amended, requires the Company to pay annual royalties to Emersub equal to 2.125% of net sales of certain of the Company's products. The Company's Chairman of the Board, Dr. Douglas P. Boyd, receives 6% of all of the royalties paid by Emersub to UC. Loss by Imatron of its rights under the patent as a result of termination of its sublicense from Emersub, or the underlying license, could have a material adverse effect upon Imatron's business and future prospects. There are no present disputes with either UC or Emersub.

         Development of portions of the technology covered by the UC patent and sublicensed to Imatron has been funded in substantial part through research financing made available to UC by the National Institutes of Health. As a result of such financing, it is possible that the U. S. Government may assert certain claims in such UC patents, including the right to a royalty-free license for governmental use.

         In addition, Imatron holds twenty-seven U.S. Patents of its own (each with a remaining life in excess of 3 years) and has filed three U.S. patent applications covering various integral components of the scanner including, among others, its electron beam assembly and its x-ray detector and has filed applications corresponding to several of these patents and applications in various European Patent Convention countries, Canada and Japan. There can be no assurance that any such applications will result in the issuance of a patent to the Company. Imatron's patents and patent applications have not been tested in litigation and no assurance can be given that patent protection will be upheld or will be as extensive as claimed. Furthermore, no assurance can be given as to the Company's ability to finance litigation against parties which may infringe upon such patents or parties which may claim that the Company's scanner infringes upon their patents. However, the agreement signed by the Company and Siemens Corporation in March 1991 allows Siemens Corporation to enter litigation in favor of Imatron.

         On March 31, 1995, the Company and Siemens Corporation ("Siemens") entered into an agreement (the "Memorandum of Understanding") relating in part to certain of the Company's patents. Pursuant to the agreement, the Company transferred to Siemens five patents, two of which cover features of the Company's C-150 scanner, in consideration of the cancellation by Siemens of a $4 million term loan to the Company. As part of the agreement Siemens granted to the Company a non-exclusive, irrevocable, perpetual license to the five patents.

The license is subject to a royalty of $20,000 for each new C-150 unit produced by the Company beginning with the twenty-first C-150 unit produced in any year.

         Siemens has recently asserted a claim against the Company regarding the lapse of certain foreign registrations of one of the patents assigned to Siemens by the Company in connection with the March 31, 1995 agreement between the companies. The technology involved in the patent is not used presently in any of the Company's products. The Company believes that it can provide a new patent to Siemens to replace the lapsed patent. While the resolution of the claim is not expected to have a material effect on the Company's financial position it could however, have a material effect on the results of operations of a particular future period if resolved unfavorably.

         In the event some or all of the Company's patent applications are denied and/or some or all of its patents held invalid, the Company would be prevented from precluding its competitors from using the protected technology set forth in such patent applications or patents. Because the Company's products involve confidential proprietary technology and know-how, the Company does not believe such a loss of patent rights would have a material adverse effect upon the Company.

         The Company also believes that many of its proprietary technologies are better protected as trade secrets or copyrights than by patents. Moreover, although protection of the Company's existing proprietary technologies is important, other factors such as product development, customer support and marketing ability are equally important to the development of the Company's business.

         Limited or Single Sources of Supply. The Company manufactures its scanners at its South San Francisco, California facility. To date the typical manufacturing cycle has required six months based on inventory and lead time can be significant between authorization of manufacturing to delivery of a scanner.

         Many of the components and sub-assemblies used in the scanner have been developed and designed by Imatron to its custom specifications and are obtainable from limited or single sources of supply. In view of the customized nature of many of these components and sub-assemblies, there may be extended delays between their order and deliver. Delays in such delivery could adversely affect Imatron's present and future production schedules. The Company has made and continues to make inventory investments to acquire long lead time components and sub-assemblies to minimize the impact of such delays. In recent years, the Company has developed alternative sources for many of its scanner subcomponents and continues its programs to qualify vendors for the remaining critical parts.

         Also, certain vendors currently require cash-on-delivery or prepay payment terms. There can be no assurance that such actions will not adversely affect the Company's production schedule and its ability to deliver products in a timely manner. As a result of certain vendors currently requiring cash-on-delivery or prepay terms, the Company must maintain higher levels of cash and other sources of credit to fund material purchases than otherwise would be required.

         Volatility of Stock Price. The market prices for securities of advanced technology companies have historically been highly volatile, including the market price of shares of the Company's Common Stock. Future announcements by the Company or its competitors, including announcements concerning technological innovations or new commercial products, results of clinical testing, changes in government regulations, regulatory actions, health care reform, proprietary rights, litigation and public concerns as to the safety of the Company's or its collaborators' products, as well as period-to-period variances in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many advanced technology companies that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

         Food And Drug Administration And Other Governmental Regulation. Amendments to the Federal Food, Drug, and Cosmetic Act ("Amendments") enacted in 1976, and regulations issued or authorized thereunder, provide for regulation by the Federal Food and Drug Administration ("FDA") of the marketing, manufacture, labeling, packaging, sale and distribution of "medical devices," including the Company's scanner. Among these regulations are requirements that medical device manufacturers register their manufacturing facilities with the FDA, list devices manufactured by them file various reports and comply with specified Good Manufacturing Practice ("GMP") regulations. The FDA enforces additional regulations regarding the safety of equipment utilizing x-rays, including CT scanners. Various states also impose similar regulations.

         The Amendments also impose certain requirements which must be met prior to the initial marketing of medical devices introduced into commerce after May 28, 1976. Other requirements imposed on medical device manufacturers include a pre-market notification process commonly known as the 510(k) application to market a new or modified medical device. Additionally, and specifically if required by the FDA, a pre-market approval ("PMA") may be required. This process is potentially expensive and time consuming and must be completed prior to marketing a new medical device. The Company has received appropriate clearances from the FDA to market both the C-100 and C-150 ULTRAFAST CT scanner. The Company believes that it is presently in substantial compliance with the GMP requirements and other regulatory issues promulgated by the FDA.

         The FDA also regulates the safety and efficacy of radiological devices. Although the Company believes it is in compliance with all applicable radiological health regulations promulgated by the FDA, there can be no assurance that the ULTRAFAST CT scanner will continue to comply with all such standards and regulations that may be promulgated. In any event, compliance with all such requirements can be costly and time consuming, with a resultant materially adverse effect upon the development of the Company's business and its future profitability.

         FDA clearance to market does not guarantee or imply reimbursement by third-party payers such as Medicare, Medicaid, Blue Cross/Blue Shield or private health insurers. Medicare and Medicaid reimburse for procedures that are generally accepted or that have been proven safe and effective. The Health Care Financing Administration ("HCFA"), which oversees Medicare and Medicaid payment policies, will not authorize payment for procedures which are considered to be experimental. HCFA has determined that diagnostic examinations of the head and other parts of the body performed by CT scanners are covered if the contractor who administers the local Medicare program finds that medical and scientific literature and opinion support the effective use of a scan for the particular condition.

         The Federal government and certain states have enacted cost-containment measures such as the establishment of maximum fee standards in an attempt to limit the extent and cost of governmental reimbursement of allowable medical expenses under Medicare, Medicaid and similar governmental programs. A number of states have adopted or are considering the adoption of similar measures. Such limitations have led to a reduction in, and may further limit funds available for, the purchase of diagnostic equipment such as the Company's scanner and in the number of diagnostic imaging procedures performed in hospitals and other medical institutions such as imaging clinics.

         Certain states have adopted requirements that hospitals and other health care facilities, such as imaging clinics, obtain a Certificate of Need ("CON") for major capital expenditures, in the absence of which they will be denied reimbursement for services and funding relating to such capital expenditures. A number of states have enacted more stringent CON legislation such as requiring private physicians to obtain a CON for any CT scanner, regardless of cost. There can be no assurance that Imatron's potential customers will be able to secure CONs or will be willing to pursue the application procedure.

         The Company's primary customers operate in the healthcare industry. The health care industry is highly regulated. Both existing and future governmental regulations could adversely impact the market for the Company's ULTRAFAST CT scanner and the Company's business. The Company's operations are also subject to regulation by other federal, state and local governmental entities empowered to enforce pertinent statutes and regulations, such as those enforced by the Occupational Safety and Health Agency and the Environmental Protection Agency. In some cases, state or local regulations may be stricter than regulations imposed by the federal government. The Company was most recently inspected by the State of California Department of Occupational Safety and Health Administration in November, 1993. Minor violations were issued by Cal/OSHA and were immediately corrected by the Company. The subsequent follow up inspection in December by the same regulatory body yielded satisfactory results without the issuance of further notice of violation. The Company believes that it is in substantial compliance with California regulations applicable to its business.

         Competition. In the non-cardiac imaging applications market (composed principally of hospital radiology departments), the Company's principal competition is from current manufacturers of conventional CT scanners, including General Electric Company, Siemens Corporation, Elscint, Picker International, Inc., Philips Medical Systems, and Toshiba Medical Corporation. Non-invasive diagnostic imaging techniques such as ultrasound, radioisotope imaging, digital subtraction angiography and magnetic resonance imaging are also partially competitive with the Company's scanners, particularly in the cardiac imaging market. Each of the companies named above markets equipment using one or more of these techniques. All of these companies have greater financial resources and larger and more established staffs than those of the Company and their products are in most cases substantially less expensive than the ULTRAFAST CT scanner.

         The Company believes that to compete successfully against these competitors, it must demonstrate that the ULTRAFAST CT scanner is both an acceptable substitute for conventional CT scanners in scanning areas of the body where motion is not a limitation and a valuable cardiac diagnostic tool capable of producing useful images of the heart. Although the Company believes that the ULTRAFAST CT can produce images of a quality and resolution as good as or superior to images produced by state-of-the-art conventional CT scanners, it lacks certain features that many competing premium scanners offer. These include lack of a high-resolution mode for imaging the temporal bones and inner ear and lower functionality in software used for automatically positioning the patient. There is no certainty that potential purchasers of the Company's scanner will accept it without such features.

         Also, the Company believes that customers and potential customers expect a continuing development effort to improve the functionality and features of the scanner. The Company continually seeks to develop product enhancements and improve product reliability. Imatron's future success may depend on its ability to complete certain product enhancement and product reliability projects currently in progress, as well as on its continued ability to develop new products or product enhancements in response to new products that may be introduced by other companies. There can be no assurance that Imatron will be able to continue to improve product reliability or introduce new product models or product enhancements as required to remain competitive.

         Other factors, in addition to those described above, that a potential purchaser would consider in the decision to replace a conventional CT scanner with an ULTRAFAST CT scanner include purchase price, patient throughput capacity, anticipated operating expenses, estimated useful life and post-sale customer service and support. The Company believes that its scanner and/or the Company is competitive with respect to each of these factors.

         Reliance on Distributors. A substantial portion of the Company's sales of its scanners is done through distributors. There is no assurance that the Company's distributors will actually meet their contractual minimums on a timely basis. Failure by the distributors to meet their obligations could adversely affect the Company.

         No Dividends on Preferred and Common Stock. The Company has not paid any dividends on its Preferred or Common Stock since inception. Even if its future operations result in revenues and/or profitability, as to which there can be no assurance, there is no present anticipation that dividends will be paid. Rather, the Company expects that any future earnings will be applied toward the further development of the Company's business.

                                 USE OF PROCEEDS

         The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Shareholders. As described under "Selling Shareholders", a portion of the Shares will be acquired by the Selling Shareholders upon exercise of the Warrants. Upon the exercise of a Warrant, the Company will receive the applicable exercise price per share from the Selling Shareholder. The Company will use such proceeds, if any, to increase working capital.

                                 OFFERING PRICE

         This Prospectus may be used from time to time by the Selling Shareholders who offer the Common Stock registered hereby for sale. The offering price of such Common Stock will be determined by the Selling Shareholder and may be based on market price prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The market price of the Company's Common Stock on the date of any proposed sale, as listed on the NASDAQ National Market System, symbol "IMAT", is the most significant but not the only, factor used to determine the offering price of the Shares.

                              SELLING SHAREHOLDERS

         The following provides certain information with respect to the Common Stock beneficially owned by the Selling Shareholders who are entitled to use this Prospectus. The information in the table is as of the date of this Prospectus. The Common Stock offered by this Prospectus may be offered from time to time by the Selling Shareholders named below or their nominees:



Name of Selling              Shares                   Shares Available           Percent Owned
Securityholder               Beneficially             for Sale Under this        After Completion
(1)                          Owned (2)                Prospectus                 of the Offering(3)

Arbinter-Omnivalor S.A.      109,091                  109,091                     *

Bank Ehinger & Cie AG        60,000                   60,000                      *

Banque Franck S.A.           120,000                  120,000                     *


Banque Genevoise             38,182                   38,182                      *
de Gestion

Banque Privee                45,455                   10,909                      *
Edmond de
Rothschild S.A.

Banque Scandinave            109,091                  109,091                     *
en Suisse

Codell Holdings,             30,303                    30,303                     *
Ltd.

Donaghy Inc.                 65,000                    65,000                     *

Experta Trustee Ltd.         99,394                    99,394                     *

FI.M.A.I.                  1,000,000                  1,000,000                   *
Holding, S.A.

Heritage Finance            70,364                     40,364                     *
 & Trust Company

Intercapital Limited        109,091                    109,091                     *

Jose Osvaldo Gomez (4)      327,273                     65,455                     *

Jose Maria                 1,000,000                  185,455                   1.16
Salema Garcao(5)

Montrachet Norstar           12,121                    12,121                     *
Investments, Ltd.

The Shemano Group            50,000                     50,000                     *
, Inc.

Sitrick and                 140,688                    140,688                     *
Company Inc.

S. Lewis Meyer             1,037,440                   400,000                     *

All Selling                4,423,493                 2,645,144                   2.54
Shareholders as a Group


- -----------------------------
* Less than 1%

(1) FI.M.A.I. Holding, S.A. ("FI.M.A.I.") has had the following material relationships with the Company during the past three years: (i) Dr. Ugo Busatti and Dr. Giovanni Lanzara have been the persons chosen by FI.M.A.I. to be its representatives on the Company's Board of Directors pursuant to a Series A Stock Purchase Agreement dated July 20, 1988. Dr. Busatti resigned his directorship on March 7, 1996; (ii) FI.M.A.I. and the Company established a joint venture company, InVision Technologies, Inc. ("InVision") in 1990 to develop and manufacture advanced CT technology in the baggage, parcel and freight scanning market. FI.M.A.I., the Company and InVision are parties to a Technology License Agreement wherein the Company has granted InVision an exclusive license to use the Company's technology and patents for the freight scanning market. In 1992 the Company sold a substantial part of its interest in InVision, and as of December 14, 1995 owns approximately 1% of InVision. The Shareholders' Agreement between FI.M.A.I. and the Company related to InVision was substantially terminated by agreement on December 9, 1992. Certain of the provisions of the Shareholders' Agreement remain in effect; (iii) Pursuant to a Letter of Credit Reimbursement Agreement entered into in February 1992 between FI.M.A.I. and the Company, FI.M.A.I. has provided an irrevocable Letter of Credit of up to $2,000,000 in favor of Instituto Bancario San Paolo di Torino ("Instituto Bancario") to enable the Company to obtain a $2,000,000 working capital line of credit from Instituto Bancario. The FI.M.A.I. guaranty in favor of Instituto Bancario terminated in April 1996; (iv) FI.M.A.I. was formerly a major shareholder of the Company, and reported beneficial ownership of the following capital stock in the Company's 1995 Proxy Statement: 3,950,000 shares of Common Stock (representing approximately 5.7% of the class) and 250,000 shares of Series A Preferred Stock (representing approximately 22.6% of the class). All of the foregoing shares, except for the Shares, have been sold.

         Mr. S. Lewis Meyer is President and Chief Executive Officer of the Company and a Director. In connection with such employment the Company entered into an Executive Employment Agreement with Mr. Meyer which provided for an initial term ending December 31, 1993 and continuing after such date for rolling six month periods. Pursuant to the agreement, Mr. Meyer is entitled to a base salary of $185,000 (subsequently increased to $195,000) per year subject to annual review, a non-qualified stock option to purchase 600,000 shares of the Company's Common Stock at $0.58 per share (85% of the price of a share of the Company's Common Stock on the date of grant) (subsequently repriced to $0.56), to be vested over a four-year period, the Warrant whose underlying shares of Common Stock are being offered hereby, such Warrant having an original exercise price of $1.50 (subsequently repriced to $0.75 per share) exercisable for six years commencing June 14, 1994, and certain other benefits. Mr. Meyer beneficially owns 1,037,440 shares of the Company's Common Stock including 37,440 shares owned directly and beneficially, 600,000 shares issuable upon exercise of the non-qualified stock option described above (of which 412,500 shares are vested), and 400,000 shares issuable upon exercise of the Warrant.

(2) Includes shares owned prior to this offering and the shares which are issuable upon the exercise of the Warrants held by the Selling Shareholders. The number of shares being offered hereby is shown in the "Shares Available for Sale Under this Prospectus" column. See footnote
         (3) below.

(3) Percentages are based upon the assumption that, upon the completion of this offering, the respective Selling Security holder has sold the Common Stock listed as "Shares Available for Sale Under this Prospectus" and are computed on the basis of 70,026,336 shares of Common Stock issued and outstanding as of May 1, 1996.

(4) Maria Helena Gomez shares power to dispose of the Shares held by Jose Osvaldo Gomez.

(5) Maria Luisa Garcao shares power to dispose of the Shares held by Jose Maria Salema Garcao.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Shareholders that the Selling Shareholders intend to sell their Shares from time to time in transactions on the NASDAQ National Market System, in privately negotiated sales, or by other appropriate methods. Such sales may be made to purchasers directly by the Selling Shareholders or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom they may act as agents, although the Selling Shareholders have not expressed any present intention of using any underwriters in connection with the sale of the shares of Common Stock covered by this Prospectus.

         The Company will pay all of the expenses incident to the registration of the Shares. The Company will not pay any expenses incident to the offering and sale of the Common Stock to the public, including, but not limited to commissions and discounts of underwriters, dealers or agents.

                                    EXPERTS

         The consolidated financial statements of Imatron Inc. incorporated by reference and appearing in Imatron Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINION

         The legality of the shares of Common Stock  offered will be passed upon
for  the  Company  by  Severson  &  Werson,  A  Professional  Corporation,   One
Embarcadero Center, 26th Floor, San Francisco, California 94111.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by Imatron Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to buy to any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                2,645,144 Shares

                                  IMATRON INC.

                              No Par Common Stock

                                   PROSPECTUS

                                  May 10, 1996

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses payable by the Company in connection with the issuance and distribution of the Common Stock being registered.1 All the amounts shown are estimates except for the registration fee.

Registration fee.........................................................$3,439

Printing and engraving expenses........................................... 500

Legal fees and expenses 2..............................................   5,000

 Accounting fees and expenses...........................................  3,500

 Total..................................................................$12,439

ITEM 15.  Indemnification of Directors and Officers.

         Article IX of the Bylaws of the Company sets forth the extent to which officers or directors of the Company may be indemnified against any liabilities which they may incur. The general effect of such Bylaw provision is that any person made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or of another corporation or other enterprise which he served as such at the request of the Company, shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of New Jersey.

         The  general  effect of the  indemnification  provisions  contained  in
Section 14A: 3-5 of the New Jersey General Corporation Law is as follows: A director or officer who, by reason of such directorship or officership, is involved in any action, suit or preceding (other than an action by or in the right of the Company) may be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director or officer who, by reason of such directorship
- --------------------------------------
     1  Including legal expenses associated with Blue Sky filings.

     2  Including legal expenses associated with Blue Sky filings.

or officership, is involved in any action or suit by or in the right of the Company may be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.

ITEM 16.  Exhibits.

Exhibit No.     Description

3.1 Certificate of Incorporation of the Company, as amended, as of April 31, 1983.3

3.2 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on June 7, 1988.4

3.3 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on June 17, 1988.5

3.4 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on July 26, 1988.6

3.5 Certificate of Correction of Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on February
                7, 1989.7

3.6 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on April 29, 1990.8
- ------------------------------

    3 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

    4 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

    5 Filed as an Exhibit to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 filed with the Commission on May 2, 1989 and incorporated herein by reference.

    6 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

    7 Filed as an Exhibit to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 filed with the Commission on May 2, 1989 and incorporated herein by reference.

    8 Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference.

3.7 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on December 7, 1990.9

3.8             Bylaws, as amended as of April 30, 1992.10

4.1 Common Stock Purchase Warrant dated November 6, 1990 between the Company and FI.M.A.I. Holding, S.A.11

4.2 Common Stock Purchase Warrant dated June 25, 1993 between the Company and S. Lewis Meyer.12

4.3 Registration Rights Agreement between the Company and FI.M.A.I. Holding, S.A., dated November 6, 1990.13

4.4 Form of Common Stock Purchase Warrant which expires December 31, 2000, issued to investors in connection with the Private Offering which concluded October 19, 1995.

4.5 Form of Registration Rights Agreement between the Company and investors in the Private Offering which concluded October 15, 1995.

4.6 Common Stock Purchase Warrant dated April 15, 1996 between the Company and Donaghy Inc.

5.1 Opinion of Counsel as to the legality of securities being registered.

24.1            Consent of Independent Auditors.

24.2            Consent of Counsel. Reference is made to Exhibit 5.1.

25.1            Power of Attorney (contained in signature pages).

- ------------------------
     9 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on May 6, 1991 (File No. 33-40391) and incorporated herein by reference.

    10 Filed as an Exhibit to Post-Effective Amendment No.1 to the Company's Registration Statement on Form S-3 filed with the Commission on May 5, 1992 (File No. 33-32218) and incorporated herein by reference.

    11 Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 and incorporated herein by reference.

    12 Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 and incorporated herein by reference.

    13 Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 and incorporated herein by reference.

ITEM 17.  Undertakings.

         A.       Rule 415 Offering.

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, or Form S-8, and the information required or to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

       B. Filings Incorporating Subsequent Exchange Act Documents By Reference.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C. Acceleration of Effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on May 10, 1996.

                                  IMATRON INC.


                                    By: s/S. Lewis Meyer
                                          S. Lewis Meyer
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas P. Boyd and S. Lewis Meyer, or either of them, his true and lawful attorney-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their or his substitutes or substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature             Title                                    Date

S. LEWIS MEYER        President, Chief Executive Officer      May 10, 1996
- --------------        and Director
S. Lewis Meyer

DOUGLAS P. BOYD       Chairman of the Board                   May 10, 1996
- ---------------
Douglas P. Boyd

GARY H. BROOKS        Vice President Finance, Chief           May 10, 1996
- --------------        Financial Officer,and Chief
Gary H. Brooks        Accounting Officer


JOHN L. COUCH         Director                                May 10, 1996
- -------------
John L. Couch

GIOVANNI LANZARA      Director                                May 10, 1996
- ----------------
Giovanni Lanzara

TERRY ROSS            Director                                May 10, 1996
- -----------
Terry Ross

ALDO TEST             Director                                May 10, 1996
- ----------
Aldo Test

                                  IMATRON INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

                        2,645,144 Shares of Common Stock


Sequential
Exhibit No.       Description                                          Page No.

4.4               Form of Common Stock Purchase Warrant which             26
                  expires December 31, 2000, issued to investors in connection with the Private Offering which concluded October 19, 1995.

4.5               Form of Registration Rights Agreement between           33
                  the Company and investors in the Private
                  Offering which concluded October 19, 1995.

4.6               Common Stock Purchase Warrant dated April 15,           41
                  1996 between the Company and Donaghy, Inc.

5.1               Opinion of Counsel as to legality of securities         46
                  being registered.

24.1              Consent of independent auditors.                        49

24.2              Consent of counsel.

                  Reference is made to Exhibit 5.1.

25.1              Power of Attorney (contained in signature pages)

                                   Exhibit 4.4

THESE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AND SUBJECT TO CERTAIN EXCEPTIONS, MAY NOT BE SOLD IN THE UNITED STATES OR TO U.S. PERSONS. ANY SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF IN THE UNITED STATES OR TO U.S. PERSONS MAY BE MADE ONLY (i) IN A REGISTRATION UNDER SAID ACT OR (ii) IF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THAT EFFECT REASONABLY SATISFACTORY TO IT. ANY PERSON EXERCISING THIS WARRANT WILL BE REQUIRED TO PROVIDE EITHER (i) A CERTIFICATION THAT THE WARRANT IS NOT OWNED BY OR BEING EXERCISED BY A U.S. PERSON OR (ii) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION IS UNDER SAID ACT IS AVAILABLE.


                                  IMATRON INC.

                          COMMON STOCK PURCHASE WARRANT

                     This Warrant Expires December 31, 2000


Warrant No. 95-__                                          Shares:____________

     THIS CERTIFIES that, subject to the terms and conditions herein set forth, _______________(the "Holder") is entitled to purchase from Imatron Inc., a New Jersey corporation (the "Company"), at any time or from time to time during the Exercise Period (as hereinafter defined) the number of shares of fully paid and non-assessable shares of Common Stock of the Company (the "Shares") as provided herein upon surrender hereof at the principal office of the Company, and, at the election of the holder hereof, upon payment of the purchase price at said office in cash or by cashier's check or by the wire transfer of funds in a dollar amount equal to the purchase price of the Shares for which the consideration is being given.

     This Warrant shall be exercisable for that number of Shares as set forth above, in minimum units of 10,000 shares.

     1. Purchase Price. Subject to adjustment as hereinafter provided, the purchase price of one share of Common Stock (or such securities as may be substituted for one share of Common Stock pursuant to the provisions hereinafter set forth) (the "Warrant Price") shall be Two Dollars and Fifty-two Cents ($2.52), subject to adjustment as follows. The Warrant Price shall be subject to adjustment in accordance with the following formula: On December 19, 1995, the Warrant Price shall be adjusted to equal 140% of the 60-day Average Price. For purposes of this section, the 60-day Average Price shall be the average closing price (rounded to the nearest cent) of a share of the Company's Common Stock, weighted by volume, as reported in The Wall Street Journal on each trading date on which such shares are traded during the period October 20, 1995 through and including December 18, 1995; provided however, that the Warrant Price shall not be greater than $2.52 nor less than $1.82 per share.

     2. Adjustment of Warrant Price and Number of Shares. In addition to the adjustment provided for in Section 1 above, the number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  (a) Adjustment for Dividends in Stock. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock of the Company by way of dividend (other than as provided for in Paragraph 2(b) below), then and in each such case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock receivable by it as aforesaid during such period, given effect to all adjustments called for during such period by this Paragraph 2.

                  (b) Adjustment for Changes in Common Stock. In the event of changes in the outstanding Common Stock of the Company by reason of split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted by the Board of Directors of the Company. The adjustment shall be such as will give the holder of the Warrant on exercise for the same aggregate Warrant Price the total number, class, and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

     3. No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined by the fair market value of one share of the Company's Common Stock on the date of exercise as determined in good faith by the Company's Board of Directors.

     4. No Stockholder Rights. This Warrant shall not entitle its holder to any of the rights of a stockholder of the Company prior to exercise thereof.

     5. Reservation of Stock. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

     6. Exercise of Warrant. This Warrant may be exercised by the registered holder or its registered assigns, in whole or in part and in minimum units of 10,000 shares, by the surrender of this Warrant at the principal office of the Company, together with the form of subscription hereof duly executed, accompanied by payment in full of the amount of the Warrant Price in the form described in this Warrant. Upon partial exercise hereof, a new warrant or warrants containing the same date and provisions as this Warrant shall be issued by the Company to the registered holder for the number of shares of Common Stock with respect to which this Warrant shall not have been exercised. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same, a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above.

     7. Certificate of Adjustment. Whenever the Warrant Price is adjusted as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the relevant Warrant Price or number of shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     8. Compliance With Securities Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant and the shares of Common Stock to be issued upon exercise hereof (or shares of any security into which such Common Stock may be converted) are being acquired for investment and that the holder will not offer, sell, or otherwise dispose of this Warrant and any shares of Common Stock to be issued upon exercise hereof (or shares of any security into which such Common Stock may be converted) except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the "Act"). Upon exercise of this Warrant, the holder hereof shall, if requested by the Company, confirm in writing its investment purpose and acceptance of the restrictions on transfer of the shares of Common Stock.

     9. Subdivision of Warrant. At the request of the holder of this Warrant in connection with a transfer or exercise of a portion of the Warrant, upon surrender of such Warrant for such purpose to the Company, the Company at its expense (except for any transfer tax payable) will issue and exchange therefor warrants of like tenor and date representing in the aggregate the right to purchase such number of shares of such Common Stock as shall be designated by such holder at the time of such surrender; provided, however, that the Company's obligations to subdivide securities under this section shall be subject to and conditioned upon the compliance of any such subdivision with applicable state securities laws and with the Act.

     10. Loss, Theft, Destruction, or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dates as of such cancellation, in lieu of this Warrant.

     11. Miscellaneous. This Warrant shall be governed by the laws of the State of California. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be by telecopy or expedited courier service to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

     12. Exercise Period. The Exercise Period shall mean the period commencing on the date hereof and ending on December 31, 2000.


         ISSUED this ____th day of October, 1995.

                                   IMATRON INC.


                                   By:______________________________________
                                            S. Lewis Meyer, President
ATTEST:


- -------------------------

                              IMATRON INC. FORM S-3

                       Schedule to Exhibit 4.4 Pursuant to
                             Instruction Number 2 to
                           Item 601 of Regulation S-K

         The Form of Common Stock Purchase Warrant filed as Exhibit 4.4 to this Registration Statement is substantially identical in all material respects to each of the Warrants issued to investors in connection with the Private Offering by Imatron Inc. which concluded October 19, 1995. This Schedule relates to each Warrant whose underlying Common Stock is being registered by this Registration Statement. The Schedule sets forth the material details of all such Warrants which differ from the Exhibit filed herewith.

                                                        Number of Common Shares
Name of Warrant Holder          Warrant Number          Exercisable

Arbinter-Omnivalor S.A.         95-1                    100,000
                                95-1X                     9,091

Banque Franck S.A.              95-2                    110,000
                                95-2X                    10,000

Banque Genevoise De Gestion     95-3                     35,000
                                95-3X                     3,182

Banque Privee Edmond            95-4                     10,000
De Rothschild S.A.              95-4X                       909

Banque Scandinave en Suisse     95-5                    100,000
                                95-5X                     9,091

Codell Holdings, Ltd.           95-21                    27,778
                                95-21X                    2,525

Experta Trustee Ltd.            95-18                    80,000
                                95-18X                    7,273
                                95-19                    11,111
                                95-19X                    1,010

Heritage Finance & Trust        95-10                    37,000
                                95-10X                    3,364

International Industrial        95-11                   100,000
Bank (assigned to               95-11X                    9,091
Intercapital Limited)

Bank Ehinger & Cie AG           95-14                    60,000

Jose Maria Salema Garcao        95-15                   110,000
                                95-15X                   10,000

Jose Maria Salema Garcao        95-16                    60,000
                                95-16                     5,455

Jose Osvaldo Gomez              95-17                    60,000
                                95-17X                    5,455

Montrachet Norstar              95-20                    11,111
Investments, Ltd.               95-20X                    1,010

                                   Exhibit 4.5

                          REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT is made as of the date set forth on the signature page attached hereto (the "Signature Page") between IMATRON INC., a New Jersey corporation (the "Company"), and the purchaser whose name and authorized signature appear on the Signature Page (the "Purchaser"):

                                RECITALS:

         WHEREAS, the Purchaser has purchased that number of shares of the Company's Common Stock, as set forth on the Signature Page in an offering of Units consisting of five shares of the Company's Common Stock and a warrant to purchase one share of the Company's Common Stock.

         WHEREAS, the Company desires to grant registration rights to the Purchaser as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Company and the Purchaser agree as follows:

         1.       Definitions

                  "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act of 1933 (the "Securities Act").

                  "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, and the declaration or ordering of the effectiveness of such registration statement.

                  "Registration Expenses" shall mean all expenses incurred by the Company in compliance with the provisions of Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expenses of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

                  "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Shares and Warrant Shares and all fees and disbursements of counsel to Shareholder.

                  "Shares" means the shares of the Company's common stock described in the recital above.

                  "Shareholder" means the holder of the Company's common stock set forth on the Signature Page.

                  "Warrant Shares" means the shares issuable upon exercise of the warrants described in the recital above.

         2.       Company Registration.

                 (a) Notice of Registration. If, at any time after November 9, 1995, the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or a registration on any registration form which does not permit secondary sales, the Company will:

                           (i) promptly give to  Shareholder  written  notice
 thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state  securities  laws);and

                           (ii) include in such  registration (and any related
 qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Shares and Warrant Shares specified in a written request or requests, made by Shareholder within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 2(b) below.

                  (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting: the Company shall so advise Shareholder as part of the written notice given pursuant to Section 2(a)(i). In such event, the right of Shareholder to registration pursuant to this Section 2 shall be conditioned upon Shareholder's participation in such underwriting and the inclusion of Shareholder's Shares and Warrant
Shares in the  underwriting to the extent  provided  herein.  Shareholder  shall
(together with the Company, its directors and officers, and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company.

     Notwithstanding any other provision of this Section 2, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may exclude from such registration and underwriting some or all of the Shares and Warrant Shares which would otherwise be underwritten pursuant hereto. Any securities so excluded shall be apportioned pro rata among Shareholder and any other shareholders distributing their securities through such underwriting according to the total amount of securities otherwise entitled to be included therein owned by such shareholders or in such other proportions as shall mutually be agreed upon.

     If Shareholder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Shares and Warrant Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     The Company shall bear all Registration Expenses incurred in connection with any registration, qualification and compliance by the Company pursuant to this Section 2. All Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

         3. Form S-3 Registration. In case the Company shall receive from Shareholder a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Shares and Warrant Shares owned by Shareholders, the Company will at such time:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other holders of Form S-3 registration rights;

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Shares and Warrant Shares of Shareholder and any other holder of Form S-3 registration rights joining in such request as are specified in a written request given within 15 days after receipt of written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification, or compliance pursuant to this Section 3: (i) if Form S-3 is not available for such offering by Shareholder; (ii) if Shareholder is eligible to sell Shares and Warrant Shares under SEC Rule 144(k); (iii) if Shareholder, together with the holder of any other securities of the Company entitled to inclusion in such registration proposes to sell Shares and Warrant Shares and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of $1,000,000 or less; (iv) if the Company shall furnish to Shareholder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of Shareholder under this Section 3, provided, however, that the Company shall not utilize this right more than once in any twelve-month period; or (v) if the Company has already effected one such registration on Form S-3 within the calendar year; and

                  (c) subject to the foregoing, the Company shall file a registration statement covering the Shares and Warrant Shares as soon as practicable after receipt of the request of Shareholder. The Company shall bear all Registration Expenses incurred in connection with any registration, qualification and compliance by the Company pursuant to this Section 3. All Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered. Registrations effected pursuant to this Section 3 are registrations requiring the giving of notice as provided in Section 2. The Company shall not be obligated to effect registrations pursuant to this Section 3 prior to November 9, 1995.

     4. Registration ProceduresRegistration Procedures. In the case of registration effected by the Company pursuant to this Agreement, the Company will keep Shareholder advised in writing as to the initiation of registration and as to the completion thereof. At its expense, the Company will:

                  (a) keep such registration effective for a period of one hundred twenty (120) days or until Shareholder has completed the distribution described in the registration statement relating thereto, whichever first occurs;

                  (b) furnish such number of prospectuses and other documents incident thereto as Shareholder from time to time may reasonably request; and

                  (c) use its best efforts to register or qualify the Shares and Warrant Shares under the securities or blue sky laws of such jurisdictions as Shareholder may request; provided, however, that the Company shall not be obligated to register or qualify such Shares and Warrant Shares in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in order to effect such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

         5.       Indemnification.

                  (a) The Company, with respect to registration, qualification, and compliance effected pursuant to this Agreement, will indemnify and hold harmless Shareholder, each of its officers and directors, and each party controlling Shareholder, and each underwriter, if any, and each party who controls any underwriter, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse Shareholder, its officers and directors, and any party controlling Shareholder, such underwriter and party who controls any such underwriter, for any legal and any other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based solely upon written information furnished to the Company by Shareholder or such underwriter, as the case may be, and stated to be specifically for use therein.

                  (b) Shareholder will, if Shares and Warrant Shares held by it are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, and each underwriter, if any, of the Company's securities covered by such a registration statement, and each party who controls the Company or such underwriter, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, its officers and directors, and the underwriters or control persons, if any, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document solely in reliance upon and in conformity with written information furnished to the Company by Shareholder and stated to be specifically for use therein; provided, however, that the obligations of Shareholder hereunder shall be limited to an amount equal to the proceeds to Shareholder of securities sold as contemplated herein.

                  (c) Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have been advised by counsel that actual or potential differing interests or defenses exist or may exist between the Indemnifying Party and the Indemnified Party, in which case such expense shall be paid by the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 5. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     6. Information by Shareholder. Shareholder shall furnish to the Company such information regarding Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Agreement.

     7. Transfer of Registration Rights. The rights set forth in this Agreement may be transferred in any transfer of the Shares, provided that the Company is given written notice of such transfer, and provided further, that the rights set forth in this Agreement may only be transferred to a single transferee of at least 125,000 shares of common stock.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     9.  Counterparts.   This  Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the undersigned purchasers of securities and the Company have executed this Agreement on the day and year indicated above.

                                    COMPANY:

                                    IMATRON INC.

                                    By:_____________________________
                                                President


                                    PURCHASER:

                                            --------------------------------
                                            Name of Purchaser

                                            --------------------------------
                                            Signature

                                            --------------------------------
                                            Title

                                            --------------------------------
                                            Shares of Common Stock

                 SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

                              IMATRON INC. FORM S-3

                 Schedule to Exhibit 4.5 Pursuant to Instruction
                     Number 2 to Item 601 of Regulation S-K


         The Form of Registration Rights Agreement filed as Exhibit 4.5 to this Registration Statement is substantially identical in all material respects to each of the Registration Rights Agreements between the Company and investors in the Private Offering conducted by the Company which concluded October 19, 1995. This Schedule relates to each Registration Rights Agreement for those investors whose Common Stock is being registered for sale by this Registration Statement. The Schedule sets forth the material details of all such Agreements which differ from the Exhibit filed herewith.

Name of Shareholder                      Number of Common Shares Purchased

Arbinter-Omnivalor S.A.                          500,000

Banque Ehinger & Cie AG                          300,000

Banque Franck S.A.                               550,000

Banque Genevoise de Gestion                      175,000

Banque Privee Edmond de Rothschild S.A.           50,000

Banque Scandinave en Suisse                      500,000

Codell Holdings, Ltd.                            138,890

Experta Trustee Ltd.                             400,000

Experta Trustee Ltd.                              55,555

Heritage Finance & Trust Company                 185,000

International Industrial Bank(assigned           500,000
Warrant to Intercapital Limited)

Jose Maria Salema Garcao                         550,000

Jose Maria Salema Garcao                         300,000

Jose Osvaldo Gomez                               300,000

Montrachet Norstar Investment                     55,555

                                   Exhibit 4.6

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF MAY BE MADE ONLY (i) IN A REGISTRATION UNDER SAID ACT OR (ii) IF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THAT EFFECT REASONABLY SATISFACTORY TO IT.


                                  IMATRON INC.

                          COMMON STOCK PURCHASE WARRANT

                     This Warrant Expires December 31, 1996

Warrant No. B-018T                                             Shares: 65,000

         THIS CERTIFIES that, subject to the terms and conditions herein set forth, Donaghy Inc. (the "Holder") is entitled to purchase from Imatron Inc., a New Jersey corporation (the "Company"), at any time or from time to time during the Exercise Period (as hereinafter defined) the number of shares of fully paid and non-assessable shares of Common Stock of the Company (the "Shares") as provided herein upon surrender hereof at the principal office of the Company, and, at the election of the holder hereof, upon payment of the purchase price at said office in cash or by cashier's check or by the wire transfer of funds in a dollar amount equal to the purchase price of the Shares for which the consideration is being given.

         This Warrant shall be exercisable for that number of Shares as set forth above.

     1. Purchase Price. Subject to adjustment as hereinafter provided, the purchase price of one share of Common Stock (or such securities as may be substituted for one share of Common Stock pursuant to the provisions hereinafter set forth) shall be One Dollar and Fifty Cents ($1.50). The purchase price of one share of Common Stock is referred to herein as the "Warrant Price".

     2. Adjustment of Warrant Price and Number of Shares. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  (a) Adjustment for Dividends in Stock. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock of the Company by way of dividend (other than as provided for in Paragraph 2(b) below), then and in each such case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock receivable by it as aforesaid during such period, given effect to all adjustments called for during such period by this Paragraph 2.

                  (b) Adjustment for Changes in Common Stock. In the event of changes in the outstanding Common Stock of the Company by reason of split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted by the Board of Directors of the Company. The adjustment shall be such as will give the holder of the Warrant on exercise for the same aggregate Warrant Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

         3. No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined by the fair market value of one share of the Company's Common Stock on the date of exercise as determined in good faith by the Company's Board of Directors.

     4. No Stockholder Rights. This Warrant shall not entitle its holder to any of the rights of a stockholder of the Company prior to exercise thereof.

     5. Reservation of Stock. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

     6. Exercise of Warrant. This Warrant may be exercised by the registered holder or its registered assigns, in whole or in part, by the surrender of this Warrant at the principal office of the Company, together with the form of subscription hereof duly executed, accompanied by payment in full of the amount of the Warrant Price in the form described in this Warrant. Upon partial exercise hereof, a new warrant or warrants containing the same date and provisions as this Warrant shall be issued by the Company to the registered holder for the number of shares of Common Stock with respect to which this Warrant shall not have been exercised. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same, a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above.

         7. Certificate of Adjustment. Whenever the Warrant Price is adjusted as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the relevant Warrant Price or number of shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         8. Compliance With Securities Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant and the shares of Common Stock to be issued upon exercise hereof (or shares of any security into which such Common Stock may be converted) are being acquired for investment and that the holder will not offer, sell or otherwise dispose of this Warrant and any shares of Common Stock to be issued upon exercise hereof (or shares of any security into which such Common Stock may be converted) except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the "Act"). Upon exercise of this Warrant, the holder hereof shall, if requested by the Company, confirm in writing its investment purpose and acceptance of the restrictions on transfer of the shares of Common Stock.

         9. Subdivision of Warrant. At the request of the holder of this Warrant in connection with a transfer or exercise of a portion of the Warrant, upon surrender of such Warrant for such purpose to the Company, the Company at its expense (except for any transfer tax payable) will issue and exchange therefor warrants of like tenor and date representing in the aggregate the right to purchase such number of shares of such Common Stock as shall be designated by such holder at the time of such surrender; provided, however, that the Company's obligations to subdivide securities under this section shall be subject to and conditioned upon the compliance of any such subdivision with applicable state securities laws and with the Act.

         10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dates as of such cancellation, in lieu of this Warrant.

         11. Miscellaneous. This Warrant shall be governed by the laws of the State of California. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be by telecopy or expedited courier service to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

     12. Exercise Period. The Exercise Period shall mean the period commencing on the date hereof and ending on December 31, 1996.

         ISSUED this 15th day of April, 1996.

                                    IMATRON INC.


                                    By:_____________________________________
                                              S. Lewis Meyer, President
ATTEST:


- -------------------------

                                   Exhibit 5.1

                                SEVERSON & WERSON
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                             ONE EMBARCADERO CENTER
                         SAN FRANCISCO, CALIFORNIA 94111

                               FAX (415) 956-0439
                            TELEPHONE (415) 398-3344


                                  May 10, 1996



Imatron Inc.
389 Oyster Point Boulevard
South San Francisco, California 94080

Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by Imatron Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission on behalf of certain Selling Shareholders covering the offering of up to 2,645,144 shares of the Company's Common Stock (the "Shares") which are issuable upon the exercise of Warrants previously issued in certain private transactions.

         In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents were due execution and delivery are a prerequisite to the effectiveness thereof.

         We do not hold ourselves out as experts in the laws of the State of New Jersey and our opinion is based solely on a review of the New Jersey Business Corporation Act, as reported in unofficial compilations.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

         The Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

         This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              SEVERSON & WERSON
                                              A Professional Corporation


                                              By: /s/ Roger S. Mertz
                                                      Roger S. Mertz
RSM/kw

                                  Exhibit 24.1

               Consent of Ernst & Young LLP, Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Imatron Inc. for the registration of 2,645,144 shares of its common stock and to the incorporation by reference therein of our report dated February 9, 1996 with respect to the consolidated financial statements of Imatron Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                               Ernst & Young LLP

May 6, 1996